EXHIBIT 4.7

DIEBOLD NIXDORF, INCORPORATED

CEO INDUCEMENT AWARD AGREEMENT

-i-

CEO INDUCEMENT AWARD AGREEMENT

This CEO Inducement Award Agreement (this “Agreement”) is made and entered into as of February 21, 2018 by and between Diebold Nixdorf, Incorporated, an Ohio corporation (the “Company”) and Gerrard Schmid (the “Executive”)

ARTICLE I

DEFINITIONS

As used in this Agreement,

1.1 “Award” means any right granted under this Agreement, including an Option, a Restricted Stock Unit award or Performance Unit award.

1.2 “Board” means the Board of Directors of the Company.

1.3 “Business Combination” has the meaning set forth in Section 1.5(c).

1.4 “Cause”, except in the case of a Change in Control, has the meaning stated in the Company’s Senior Leadership Severance Plan, as modified by the Offer Letter entered into between the Company and the Executive on February 21, 2018. In the case of a Change in Control, “Cause” has the meaning set forth in Section 5.1(c).

1.5 “Change in Control” means the occurrence of any of the following:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either: (A) the then-outstanding shares of common stock of the Company (the “Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Stock”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) of this Section 1.5; or

(b) Individuals who, as of the date hereof, constitute the Board (as modified by this subsection (b), the “Incumbent Board”), cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Company Common Stock and Voting Stock of the Company, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

A “Change in Control” will be deemed to occur (i) with respect to a Change in Control pursuant to subsection (a) above, on the date that any Person becomes the beneficial owner of thirty percent (30%) or more of either the Company Common Stock or the Voting Stock, (ii) with respect to a Change in Control pursuant to subsection (b) above, on the date the members of the Incumbent Board first cease for any reason (other than death or disability) to constitute at least a majority of the Board, (iii) with respect to a Change in Control pursuant to subsection (c) above, on the date the applicable transaction closes and (iv) with respect to a Change in Control pursuant to subsection (d) above, on the date of the shareholder approval. Notwithstanding the foregoing provisions, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement solely because of a change in control of any Subsidiary by which the Executive may be employed.

1.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.7 “Committee” has the meaning provided in Section 8.1.

1.8 “Common Shares” means shares of common stock, $1.25 par value per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Article VI of this Agreement.

1.9 “Date of Grant” means February 21, 2018.

1.10 “Designated Subsidiary” means a Subsidiary that is (i) not a corporation or (ii) a corporation in which at the time the Company owns or controls, directly or indirectly, less than eighty percent (80%) of the total combined voting power represented by all classes of stock issued by such corporation.

1.11 “Director” means a director of the Company.

1.12 “Disability” means totally and permanently disabled as from time to time defined under the long-term disability plan of the Company or a Subsidiary applicable to the Executive, or, in the case where there is no applicable plan, permanent and total disability as defined in Section 22(e)(3) of the Code (or any successor section); provided, however, that to the extent an amount payable under this Agreement which constitutes deferred compensation subject to Section 409A of the Code would become payable upon Disability, “Disability” for purposes of such payment shall not be deemed to have occurred unless the disability also satisfies the requirements of Treasury Regulation 1.409A-3.

1.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

1.14 “Executive” has the meaning stated in the preamble.

1.15 “Exercise Price” means, with respect to an Option, the price at which a Common Share may be purchased upon exercise thereof.

1.16 “Good Reason”, except in the case of a Change in Control, has the meaning stated in the Company’s Senior Leadership Severance Plan, as modified by the Offer Letter entered into between the Company and the Executive on February 21, 2018. In the case of a Change in Control, “Good Reason” has the meaning set forth in Section 5.2 of this Agreement.

1.17 “Fair Market Value” means, as of any particular date, the closing price of a Common Share as reported for that date on the New York Stock Exchange or, if the Common Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Fair Market Value shall be the fair market value as determined in good faith by the Board.

1.18 “Incumbent Board” has the meaning provided in Section 1.5(b) of this Agreement.

1.19 “Option” means an option awarded pursuant to Article II of this Agreement that by its terms does not qualify or is not intended to qualify as an incentive stock option under Section 422 of the Code or any successor provision.

1.20 “Performance Unit” and “PU” means a bookkeeping entry that records a unit equivalent to $1.25 awarded pursuant to Article III of this Agreement.

1.21 “Qualifying Termination” means a termination of employment by the Company without Cause or by Executive for Good Reason.

1.22 “Restricted Period” has the meaning provided in Section 4.2 of this Agreement.

1.23 “Restricted Stock Unit” and “RSU” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Article IV of this Agreement.

1.24 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

1.25 “Subsidiary” means corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be an Executive for purposes of a grant of Incentive, Stock Options, “Subsidiary” means any corporation which is a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

1.26 “Voting Shares” means at any time, the then-outstanding securities entitled to vote generally in the election of Directors.

ARTICLE II

OPTION GRANT

2.1 Grant of Option.

(a) Grant; Type of Option. The Company hereby grants to the Executive an option (the “Option”) to purchase the total number of Common Shares of the Company equal to the number of Option Shares set forth on the Grant Detail Page, at the Exercise Price per Option Share set forth on the Grant Detail Page. The Option is intended to be a non-qualified stock option and not an incentive stock option within the meaning of Section 422 of the Code.

(b) Consideration. The grant of the Option is made as an inducement for Executive’s employment and in consideration of the services to be rendered by the Executive to the Company or a Subsidiary and is subject to the terms and conditions of this Agreement.

2.2 Vesting; Expiration.

(a) Vesting Schedule. Except as otherwise provided in this Agreement and subject to the Executive’s continuous service with the Company or a Subsidiary, the Option will vest and become exercisable in three equal installments on each of the first, second and third anniversaries of the Date of Grant. Except as otherwise stated in this Agreement, the unvested portion of the Option will not be exercisable on or after the Executive’s termination of continuous service. To the extent exercisable pursuant to this Agreement, this Option may be exercised in whole or in part from time-to-time.

(b) Expiration. The Option will expire on the Expiration Date (which shall be 10 years from the Date of Grant set forth on the Grant Detail Page), or earlier as provided in this Agreement.

2.3 Termination of Continuous Service.

(a) Termination for Cause. If the Executive’s continuous service with the Company or a Subsidiary is terminated for Cause, the unvested portion of the Option shall immediately terminate and cease to be exercisable. The Executive may exercise the vested portion of the Option only within such period of time ending on the earlier of (i) ninety (90) days following the termination of the Executive’s continuous service or (ii) the Expiration Date.

(b) Termination due to Qualifying Termination, Death or Disability. If the Executive’s continuous service with the Company or a Subsidiary terminates as a result of a Qualifying Termination or the Executive’s death or Disability, the Option shall vest in full immediately upon such termination date, and the Option may be exercised by the Executive (or in the case of exercise after the Executive’s death or incapacity, the Executive’s executor, administrator, heir or legatee, as the case may be) only within such period of time ending on the earlier of (i) the date twelve (12) months following the Executive’s termination of continuous service or (ii) the Expiration Date.

2.4 Termination by Executive after Satisfying Service Requirements.

(a) Notwithstanding Section 2.4(b), and subject to Section 2.3(b), if the Executive’s continuous service with the Company or a Subsidiary terminates on or after the date on which the Executive attains age fifty-five (55), and if on such date the Executive shall have completed five (5) or more years of continuous service with the Company or its Subsidiaries, then this Option shall continue to vest in accordance with the vesting schedule set forth in Section 2.2 as though Executive’s employment has not terminated and the Executive may exercise the vested portion of the Option until the Expiration Date.

(b) Subject to Sections 2.3(b) and 2.4(a), if the Executive’s continuous service with the Company or a Subsidiary terminates on or after the date on which the sum of the Executive’s age and the number of the Executive’s years of continuous service with the Company and its Subsidiaries on such date equals or exceeds seventy (70), then the Executive may exercise the vested portion of the Option only within such period of time ending on the earlier of (i) five (5) years after the date the Executive’s continuous service ceases or (ii) the Expiration Date.

2.5 Extension of Termination Date. If, following the Executive’s termination of continuous service with the Company or a Subsidiary for any reason, the exercise of the Option is prohibited because the exercise of the Option would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the expiration of the Option shall be tolled until the date that is thirty (30) days after the end of the period during which the exercise of the Option would be in violation of such registration or other securities requirements.

2.6 Manner of Exercise.

(a) Election to Exercise. To exercise the Option, the Executive (or in the case of exercise after the Executive’s death or incapacity, the Executive’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company a notice of intent to exercise in the manner designated by the Committee.

(b) Payment of Exercise Price. The entire Exercise Price of the Option shall be payable in full at the time of exercise in:

1. cash;

2. check;

3. Common Shares, provided that such Common Shares have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price and provided that accepting the Common Shares does not result in any adverse accounting consequences to the Company;

4. consideration received by the Company under a broker-assisted (or other) cashless exercise program implemented by the Company in connection with this Plan;

5. by net exercise;

6. other consideration and method of payment to the extent permitted by applicable law and approved by the Committee; or

7. any combination of the foregoing methods.

2.7 Withholding. Prior to the issuance of Common Shares upon the exercise of the Option, the Executive must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local tax withholding obligations of the Company. The Executive may satisfy any federal, state or local tax withholding obligation relating to the exercise of the Option by any of the following means:

(a) tendering a cash payment;

(b) subject to Article VII, authorizing the Company to withhold Common Shares from those otherwise issuable to the Executive as a result of the exercise of the Option; or

(c) delivering to the Company previously owned and unencumbered Common Shares.

In the absence of the foregoing, the Company or a Subsidiary has the right to withhold from any compensation paid or payable to the Executive.

2.8 Transferability. This Option is not transferable by the Executive other than by will or the laws of descent and distribution, except (so long as the Executive is not a Director or officer of the Company within the meaning of Section 16 of the Exchange Act) to a fully revocable trust of which the Executive is treated as the owner for federal income tax purposes.

ARTICLE III

PERFORMANCE UNITS GRANT

3.1 Grant of Performance Units. The Company hereby grants to the Executive an Award for a target number of Performance Units (“PUs”) set forth on the Grant Detail Page (the “Target Award”). The number of PUs that the Executive actually earns for the Performance Period (up to the maximum number set forth on the Grant Detail Page) will be determined by the level of achievement of the Management Goal(s) in accordance with Exhibit I attached hereto.

3.2 Performance Period. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on and ending on the dates set forth on the Grant Detail Page.

3.3 Management Goal(s).

(a) Earned PUs. The number of PUs earned by the Executive for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Management Goal(s) in accordance with Exhibit I attached hereto. All determinations of whether Management Goal(s) have been achieved, the number of PUs earned by the Executive, and all other matters related to this Article III shall be made by the Committee in good faith and, if requested by Executive, verified by the Company’s accounting firm. No additional PUs shall be earned for results in excess of the maximum level of results for the Management Goal(s). If results for a Management Goals are attained at interim levels of performance, a proportionate number of PUs shall be earned, as determined by mathematical interpolation and shall be rounded up to the nearest whole PU.

(b) Certification. Promptly following completion of the Performance Period, the Committee will review and certify in writing (i) whether, and to what extent, the Management Goal(s) for the Performance Period have been achieved, and (ii) the number of PUs that the Executive shall earn. Such certification shall be final, conclusive and binding on the Executive, and on all other persons, to the maximum extent permitted by law.

3.4 Vesting of PUs. The PUs are subject to forfeiture until they vest. Except as otherwise provided in this Agreement, the PUs will vest and become nonforfeitable on the date the Committee certifies the achievement of the Management Goal(s) in accordance with Section 3.3, subject to (a) the achievement of the minimum threshold Management Goal(s) for payout set forth in Exhibit I attached hereto, and (b) the Executive’s continuous service with the Company or a Subsidiary from the Date of Grant through the last day of the Performance Period.

3.5 Payment of PUs.

(a) Form of Payment. Payment of vested PUs shall be made in the form of the Company’s Common Shares (with each vested PU equal to one Common Share), cash (having an equivalent Fair Market Value) or a combination of Common Shares and cash, as determined by the Committee in its sole discretion. Vested PUs shall be paid in a lump sum, less applicable taxes, as soon as practicable after the Company’s receipt of its audited financial statements relating to the last fiscal year of the Performance Period covered by this Agreement and the determination by the Committee of the level of attainment of each Management Goal (but in all events by March 15 following the last fiscal year of the Performance Period); provided, however, that in the event the Award vests pursuant to Article V, the Award (except as otherwise required under Section 8.5) shall be payable in a lump sum as provided in Article V.

(b) Obligation. Prior to payment, the Company shall only have an unfunded and unsecured obligation to make payment of earned awards to the Executive.

3.6 Termination of Continuous Service.

(a) Termination for Cause. If the Executive’s continuous service with the Company or a Subsidiary is terminated for Cause, the Executive shall automatically forfeit all unvested PUs on such employment termination date.

(b) Termination due to Qualifying Termination, Death or Disability. If the Executive’s continuous service with the Company or a Subsidiary terminates as a result of a Qualifying Termination or the Executive’s death or Disability, the extent to which the PUs granted hereby shall be deemed to have been earned shall be determined as if the Executive’s continuous service had not terminated and the result shall be multiplied by a fraction, the numerator of which is the number of full months the Executive was employed during the Performance Period and the denominator of which is the total number of months in the Performance Period.

3.7 Termination by Executive after Satisfying Service Requirements.

(a) Notwithstanding Section 3.7(b), and subject to Section 3.6(b), if the Executive’s continuous service with the Company or a Subsidiary terminates on or after the date on which the Executive attains age fifty-five (55), and if on such date the Executive shall have completed five (5) or more years of continuous service with the Company or its Subsidiaries, then the extent to which the PUs granted hereby shall be deemed to have been earned shall be determined at the end of the applicable Performance Period as if the Executive’s employment had not terminated. For the avoidance of doubt, the PUs earned by the Executive under this subsection shall not be prorated based on the number of months the Executive was employed during the Performance Period, but shall be earned as if the Executive was employed for the entire duration of the Performance Period.

(b) Subject to Section 3.6(b) and 3.7(a), if the Executive’s continuous service terminates prior to the end of the Performance Period on or after the date on which the sum of the Executive’s age and the number of the Executive’s years of continuous service with the Company and its Subsidiaries on such date equals or exceeds seventy (70), the extent to which the PUs granted hereby shall be deemed to have been earned shall be determined at the end of the Performance Period as if the Executive’s continuous service had not terminated and the result shall be multiplied by a fraction, the numerator of which is the number of full months the Executive was employed during the Performance Period and the denominator of which is the total number of months in the Performance Period.

3.8 Rights as Shareholder; Dividend Equivalents. Except as otherwise provided herein, the Executive shall not have any rights of a shareholder with respect to the Common Shares underlying the PUs, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents.

3.9 Withholding. The Executive shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Executive pursuant to the Plan, the amount of any required withholding taxes in respect of the PUs and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Executive to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a) tendering a cash payment;

(b) subject to Article VII, authorizing the Company to withhold Common Shares from the Common Shares otherwise issuable or deliverable to the Executive as a result of the vesting of the PUs; or

(c) delivering to the Company previously owned and unencumbered Common Shares.

In the absence of the foregoing, the Company or a Subsidiary has the right to withhold from any compensation paid or payable to the Executive.

3.10 Transferability. Neither the PUs granted hereby nor any interest therein shall be transferable other than by the laws of descent and distribution prior to settlement pursuant to Section 3.5.

ARTICLE IV

RESTRICTED STOCK UNIT GRANT

4.1 Grant of RSUs.

(a) Grant. The Company hereby grants to the Executive an Award consisting of the number of RSUs set forth on the Grant Detail Page. Each RSU represents the right to receive one Common Share, subject to the terms and conditions set forth in this Agreement.

(b) Consideration. The grant of the RSUs is made as an inducement for Executive’s employment and in consideration of the services to be rendered by the Executive to the Company or a Subsidiary.

4.2 Vesting. Except as otherwise provided in this Agreement and subject to the Executive’s continuous service with the Company or a Subsidiary, the RSUs will vest in three (3) equal installments on each of the first, second and third anniversaries of the Date of Grant (each twelve (12) month period during which vesting restrictions apply is the “Annual Restricted Period” and the three (3) year period in the aggregate is the “Restricted Period”).

4.3 Termination of Continuous Service.

(a) Termination for Cause. If the Executive’s continuous service with the Company or a Subsidiary is terminated for Cause, the Executive shall automatically forfeit all unvested RSUs on such employment termination date.

(b) Termination due to Death or Disability. If the Executive’s continuous service with the Company or a Subsidiary terminates as a result of the Executive’s death or Disability, all unvested RSUs shall vest in full immediately upon such termination date.

(c) Termination due to Qualifying Termination. If the Executive’s continuous service with the Company or a Subsidiary terminates as a result of a Qualifying Termination, all restrictions on unvested RSUs shall immediately lapse, with such RSUs becoming nonforfeitable on a pro rata basis, with the award being equal to the product of (x) and (y) where (x) is the number of RSUs subject to the award, and (y) is a fraction, the numerator of which is the number of calendar months that the Executive was employed by the Company during the Restricted Period (with any partial months counting as a full month for this purpose) and the denominator of which is the number of months in the Restricted Period.

(d) Termination by Executive after Satisfying Service Requirements.

1. Notwithstanding Section 4.3(d)(2), and subject to Section 4.3(c), if the Executive’s continuous service with the Company or a Subsidiary terminates on or after the date on which the Executive attains age fifty-five (55), and if on such date the Executive shall have completed five (5) or more years of continuous service with the Company or its Subsidiaries, then the RSUs shall continue to vest in accordance with Section 4.2 as if the Executive had remained employed through the Restricted Period.

2. Subject to Section 4.3(c) and 4.3(d)(1), if the Executive’s continuous service with the Company or a Subsidiary terminates on or after the date on which the sum of the Executive’s age and the number of the Executive’s years of continuous service with the Company and its Subsidiaries on such date equals or exceeds seventy (70), the extent to which any unvested RSUs granted hereby vest shall be determined as if the Executive’s continuous service had not terminated (and as if the Executive had remained in continuous employment throughout the Restricted Period) and the result shall be multiplied by a fraction, the numerator of which is the number of full and partial months the Executive continuously served during the Annual Restricted Periods that have not ended (with partial months rounded up to a full month) and the denominator of which is the total number of full months remaining in the Restricted Period; provided, however, the Board, upon recommendation of the Committee, may, in its discretion, eliminate the foregoing fraction otherwise applicable to the Executive pursuant to this Section 4.3(d)(2).

4.4 Rights as Shareholder; Dividend Equivalents.

(a) Rights. The Executive shall not have any rights of a shareholder with respect to the Common Shares underlying the RSUs unless and until the RSUs vest and are settled by the issuance of such Common Shares.

(b) Dividend Equivalents. From and after the Date of Grant and until such time as either the RSUs are paid or forfeited in accordance with the terms of this Agreement, the Company shall pay to the Executive, in the calendar year in which a dividend is paid on Common Shares, an amount of cash equal to the per-share amount of the dividend paid times the number of unvested RSUs then held by the Executive; provided, however, that in the event the dividend is declared in the calendar year preceding the calendar year in which it is scheduled to be paid, the Executive shall be paid such amount of cash no later than March 15 of the calendar year following the year in which such dividend was declared.

4.5 Settlement of RSUs. Subject to Section 8.5, promptly following each vesting date, and in any event no later than sixty (60) days following each vesting date, the Company shall (a) issue and deliver to the Executive the number of Common Shares equal to the number of vested RSUs; and (b) enter the Executive’s name on the books of the Company as the shareholder of record with respect to the Common Shares delivered to the Executive.

4.6 Withholding. The Executive shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Executive pursuant to the Plan, the amount of any required withholding taxes in respect of the RSUs and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Executive to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a) tendering a cash payment;

(b) subject to Article VII, authorizing the Company to withhold Common Shares from the Common Shares otherwise issuable or deliverable to the Executive as a result of the vesting of the RSUs; or

(c) delivering to the Company previously owned and unencumbered Common Shares.

In the absence of the foregoing, the Company or a Subsidiary has the right to withhold from any compensation paid or payable to the Executive.

4.7 Transferability. Neither the RSUs granted hereby nor any interest therein or in the Common Shares related thereto shall be transferable other than by the laws of descent and distribution prior to settlement pursuant to Section 4.5.

ARTICLE V

CHANGE IN CONTROL

5.1 Change in Control.

(a) Acceleration of Vesting. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs and the Executive’s continuous service with the Company or a Subsidiary is terminated by the Company other than for Cause (as defined in Section 5.1(c)) (other than for death or Disability) or by the Executive for Good Reason (as defined in Section 5.2), in either case, within thirty-six (36) months following the Change in Control: (i) 100% of the Common Shares subject to the Option shall become immediately vested and exercisable, (ii) the Executive shall be deemed to have earned 100% of the PUs granted hereunder at greater of target or actual level of achievement through the date of Executive’s termination of service, and such earned PUs shall be paid in a lump sum within 30 days following the date of Executive’s termination of service in the form of Common Shares, cash (having an equivalent Fair Market Value) or a combination of Common Shares and cash, as determined by the Committee in its sole discretion, and (iii) any unvested RSUs granted hereby shall vest immediately upon such employment termination.

(b) Business Combination. Notwithstanding anything in this Section 5.1 to the contrary, in connection with a Business Combination the result of which is that the Company’s Common Shares and voting stock exchanged for or becomes exchangeable for securities of another entity, cash or a combination thereof, if the entity resulting from such Business Combination does not: (i) assume the Option evidenced hereby and the Company’s obligations hereunder, or replace the Option evidenced hereby with a substantially equivalent security of the entity resulting from such Business Combination, then the Option evidenced hereby shall vest in full and become immediately exercisable as of the day immediately prior to the date of such Business Combination, (ii) assume the PUs evidenced hereby and the Company’s obligations hereunder, or replace the PUs evidenced hereby with a substantially equivalent security of the entity resulting from such Business Combination, then the PUs shall vest and become nonforfeitable, as of the day immediately prior to the date of such Business Combination, and paid in a lump sum on the date of such Business Combination in the form of Common Shares, cash (having an equivalent Fair Market Value) or a combination of Common Shares and cash as determined by the Committee, and (iii) assume the RSUs evidenced hereby and the Company’s obligations hereunder, or replace the RSUs evidenced hereby with a substantially equivalent security of the entity resulting from such Business Combination, then the RSUs evidenced hereby shall vest in full as of the day immediately prior to the date of such Business Combination.

(c) Definition of “Cause.” For purposes of Section 5.1 of this Agreement, “Cause” means that the Executive has committed:

1. an intentional act of fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Subsidiary;

2. intentional wrongful damage to property of the Company or any Subsidiary;

3. intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or

4. intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty (“Competitive Activity”); and any such act shall have been materially harmful to the Company and its Subsidiaries taken as a whole. No act, or failure to act, on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his or her action or omission was in or not opposed to the best interest of the Company and its Subsidiaries.

5.2 Definition of “Good Reason.” For purposes of Section 5.1 of this Agreement, “Good Reason” means:

(a) failure to elect, reelect or otherwise maintain the Executive in the offices or positions in the Company or any Subsidiary which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a director of the Company (or any successor thereto) if the Executive shall have been a director of the Company immediately prior to the Change in Control;

(b) a material reduction in the nature or scope of the responsibilities or duties attached to the position or positions with the Company and its Subsidiaries which the Executive held immediately prior to the Change in Control, a material reduction in the aggregate of the Executive’s base pay and incentive pay opportunity received from the Company, or the termination of the Executive’s rights to any material employee benefits to which he or she was entitled immediately prior to the Change in Control or a material reduction in scope or value thereof without the prior written consent of the Executive;

(c) the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement; or

(d) the Company shall relocate its principal executive offices, or the Company or any Subsidiary shall require the Executive to have his or her principal location of work changed, to any location which is in excess of fifty (50) miles from the location thereof immediately prior to the Change in Control or the Company or any Subsidiary shall require the Executive to travel away from his or her office in the course of discharging his or her responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of him or her prior to the Change in Control without, in either case, the Executive’s prior written consent.

The Executive is not entitled to assert that his or her termination is for Good Reason unless the Executive gives the Company written notice of the event or events that are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than thirty (30) days after to cure the alleged condition.

ARTICLE VI

ADJUSTMENTS

The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Awards granted hereunder, in the prices per share applicable to such Options and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of the Executive that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced. In addition, for each Option with an Exercise Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such Option without any payment to the person holding such Option.

ARTICLE VII

TAX WITHHOLDING

To the extent that the Company or a Subsidiary is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by an Executive or other person under this Agreement, and the amounts available to the Company or a Subsidiary for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Executive or such other person make arrangements satisfactory to the Company or a Subsidiary for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. The Executive shall also make such arrangements as the Company or a Subsidiary may require for the payment of any withholding tax obligations that may arise in connection with the disposition of shares acquired upon the exercise of the Option. In no event, however, shall the Company or a Subsidiary accept Common Shares for payment of taxes in excess of maximum applicable tax rates, except that, in the discretion of the Committee, the Executive or such other person may surrender Common Shares owned for more than 6 months to satisfy any tax obligations resulting from any such transaction.

ARTICLE VIII

ADMINISTRATION

8.1 Delegation to Committee. The Board hereby delegates authority to administer this Agreement to the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board hereafter designated by the Board to administer this Agreement, and the term “Committee” shall apply to any persons to whom such power is delegated.

8.2 Interpretation. The good faith interpretation and construction by the Committee of any provision of this Agreement and any determination by the Committee pursuant to any provision of this Agreement, notification or document shall be final and conclusive. No member of the Board or the Committee shall be liable for any such action or determination made in good faith.

8.3 Clawback. Notwithstanding any other provisions in this Agreement, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any of the foregoing) will be subject to such deductions and clawback as may be required or permitted to be made pursuant to such law, government regulation, stock exchange listing requirement or policy (or pursuant to any other policy adopted by the Company at the direction of the Board, including the Company’s current clawback policy).

8.4 Fractional Shares. The Company shall not be required to issue any fractional Common Shares pursuant to this Agreement. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

8.5 Compliance with Section 409A of the Code. The Award of the Option, PUs and RSUs covered by this Agreement is intended to be excepted from coverage under, or compliant with, the provisions of Section 409A of the Code and the regulations and other guidance promulgated thereunder (“Section 409A”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if all or any portion of the Award of the Option, PUs and RSUs is subject to the provisions of Section 409A (and not exempted therefrom), the provisions of this Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A (or disregarded to the extent such provision cannot be so administered, interpreted or construed). If any payments or benefits hereunder may be deemed to constitute nonconforming deferred compensation subject to taxation under the provisions of

Section 409A, this Agreement may be amended, as reasonably requested by either party, and as may be necessary to preclude any such payment or benefit from being deemed “deferred compensation” within the meaning of Section 409A in order to preserve the payments and benefits provided hereunder without additional cost to either party. If, at the time of the Executive’s separation from service (within the meaning of Section 409A), (A) the Executive shall be a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time-to-time) and (B) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the settlement of which is required to be delayed pursuant to the six (6) month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not settle such amount on the otherwise scheduled settlement date but shall instead settle it, without interest, on the first business day of the month after such six (6) month period. Notwithstanding the foregoing, the Company and its Subsidiaries make no representations and/or warranties with respect to compliance with Section 409A, and the Executive recognizes and acknowledges that Section 409A could potentially impose upon the Executive certain taxes and/or interest charges for which the Executive is and shall remain solely responsible.

8.6 Compliance with Law. The exercise of the Option and the issuance and transfer of shares of Common Stock in connection with the Option, RSUs and PUs shall be subject to compliance by the Company and the Executive with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

8.7 Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Executive and the Executive’s beneficiaries, executors, administrators and the person(s) to whom the Option, PUs and RSUs may be transferred by will or the laws of descent or distribution.

8.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

8.9 Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Option, PUs and RSUs, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Executive’s rights under this Agreement without the Executive’s consent.

8.10 Continuous Service. For purposes of this Agreement, the continuous service of the Executive with the Company or a Subsidiary shall not be deemed interrupted, and the Executive shall not be deemed to have ceased to be an associate of the Company or any Subsidiary, by reason of the transfer of his employment among the Company and its Subsidiaries. For the purposes of this Agreement, leaves of absence approved by the Board for illness, military or governmental service, or other cause, shall be considered as employment.

8.11 Executive’s Acknowledgment. In accepting the grant, the Executive (you) acknowledges that: (a) the grants of Awards in this Agreement are voluntary and occasional and do not create any contractual or other right to receive future grants of the Option, PUs or RSUs, or benefits in lieu thereof, even if the Option, PUs or RSUs have been granted repeatedly in the past; (b) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (c) your acceptance of this Agreement and the Awards herein is voluntary; (d) this Agreement is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and the Agreement is an extraordinary item; (e) in the event that you are an employee of a Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the Subsidiary that is your employer; (f) the future value of the underlying Common Shares is unknown and cannot be predicted with certainty; (g) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Option, PUs or RSUs or diminution in value of the Option, PUs or RSUs or the Common Shares and you irrevocably release the Company, its affiliates and its Subsidiaries from any such claim that may arise; and (h) in the event of involuntary termination of your employment, your right to receive the Option, PUs or RSUs and vest in the Option, PUs or RSUs under this Agreement, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment, your right to vest in the RSUs after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.

8.12 Data Privacy. The Executive (you) hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Company, its affiliates and its Subsidiaries (“the Company Group”) for the exclusive purpose of implementing, administering and managing your participation in this Agreement.

You understand that the Company Group holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Common Shares or directorships held in the Company, details of all Awards herein or any other entitlement to Common Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Common Shares acquired. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

8.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

8.14 Acceptance. The Executive hereby acknowledges receipt of a copy of this Agreement. The Executive has read and understands the terms and provisions, and accepts the Option, PUs and RSUs subject to all of the terms and conditions and this Agreement. The Executive acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Option, PUs and RSUs or disposition of the underlying shares and that the Executive has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

8.15 Deferrals. Except with respect to Option, the Committee may permit Executives to elect to defer the issuance of Common Shares or the settlement of awards in cash under this Agreement pursuant to such rules, procedures or programs as it may establish for purposes of this Agreement and which are intended to comply with the requirements of Section 409A. The Committee also may provide that deferred settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

8.16 Special Circumstances. If permitted by Section 409A in case of termination of employment by reason of death, Disability or normal or early retirement, or in the case of hardship or other special circumstances, of the Executive while holding the Option not immediately exercisable in full, or any RSUs as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Performance Units which have not been fully earned, the Committee may, in its sole discretion, accelerate the time at which the Option may be exercised, or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse for RSUs, or the time at which such Performance Units will be deemed to have been fully earned, or may waive any other limitation or requirement under any such Award.

8.17 Change in Exercise Price Prohibited. Except in connection with a corporate transaction or event described in Article VI of this Agreement, the terms of outstanding Awards may not be amended to reduce the Exercise Price of the outstanding Option or cancel the outstanding Option in exchange for cash, other awards or options with an Exercise Price that is less than the Exercise Price of the original Option without shareholder approval.

8.18 No Right to Continued Employment. This Agreement shall not confer upon the Executive any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate the Executive’s employment or other service at any time.

ARTICLE IX

GOVERNING LAW

The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the State of Ohio, USA without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Ohio, USA.

The parties have executed this Agreement on the terms and conditions set forth herein as of the Date of Grant.

Executive

DIEBOLD NIXDORF, INCORPORATED

DIEBOLD NIXDORF, INCORPORATED

CEO INDUCEMENT AWARD AGREEMENT

GRANT DETAIL PAGE ATTACHED

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All dates are displayed in MM/DD/YYYY format

Stock Options
Grant Date	Grant Type/Code	Grant Price	Option Balance	Options Vested	Expiration/Last Date to Exercise
02/20/2018	Non-Qualified Stock Option	$15.35	192,049	0	02/20/2028

Totals	192,049

Restricted Stock Units
Grant Date	Grant Type/Code	Units Balance	Units Unvested	Final Vest Date
02/21/2018	Restricted Stock Units / RSU	108,945	108,945	02/21/2021
Totals		108,945	108,945

Performance Units
Grant Date	Grant Type/Code	Unit Balance	Performance End Date

02/21/2018	Performance Units	155,636	12/31/2020
Totals		155,636

DIEBOLD NIXDORF, INCORPORATED

CEO INDUCEMENT AWARD AGREEMENT

EXHIBIT I

MANAGEMENT GOAL(S)

The Performance Period begins on the date of this Agreement and ends on December 31, 2020.

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